Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, Inc. Announces Appointment of General Counsel,
Corporate Secretary and Vice President of Land

Houston – December 4, 2017 – (PR NEWSWIRE) - Vanguard Natural Resources, Inc. (the “Company” or “Vanguard”) today announced the appointment of Jonathan C. Curth as General Counsel, Corporate Secretary and Vice President of Land, effective December 4, 2017. Mr. Curth’s most recent position was the Assistant General Counsel at Newfield Exploration Company, where he managed upstream and midstream transactions and litigation and supported numerous departments including land, land administration, marketing, government affairs and internal audit. Mr. Curth brings over 10 years of legal expertise focused on oil and gas transactions, in addition to experience in corporate governance matters and land-related processes and procedures. Mr. Curth received his J.D. from The University of Texas School of Law, is licensed in Texas and Oklahoma, and is Board Certified in Oil, Gas and Mineral Law by the Texas Board of Legal Specialization.
Scott W. Smith, President & CEO, remarked, “We welcome Jonathan to the Vanguard management team and look forward to working together as we continue to execute our business plans in the coming year. Jonathan brings a diverse skill set of oil and gas transactional experience as well as corporate governance and land department knowledge to the Company.”
About Vanguard Natural Resources, Inc.

Vanguard Natural Resources, Inc. is an independent oil and gas company focused on the acquisition, production and development of oil and natural gas properties. Vanguard’s assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Permian Basin in West Texas and New Mexico, the Gulf Coast Basin in Texas, Louisiana, Mississippi and Alabama, the Anadarko Basin in Oklahoma and North Texas, the Piceance Basin in Colorado, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming, and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrenergy.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, Inc.
Vanguard Natural Resources, Inc.
Lisa A. Godfrey, (832) 399-3820
Vice President, Investor Relations
ir@vnrenergy.com